As filed with the Securities and Exchange Commission on June 13, 2002
                                                        Registration No.333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    ----------------------------------------
                                    FORM S-3
                          Registration Statement Under
                           The Securities Act of 1933
                    ----------------------------------------
                            Astea International Inc.
             (Exact name of Registrant as specified in its charter)

            Delaware                      7372                  23-2119058
       -------------------         -------------------       ------------------
(State or other jurisdiction        (Primary Standard         (I.R.S. Employer
    of incorporation or        Industrial Classification     Identification No.)
       organization)                  Code Number)

                            455 Business Center Drive
                                Horsham, PA 19044
                                 (215) 628-2500
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                Zack B. Bergreen
                          President and Chief Executive
                                     Officer
                            Astea International Inc.
                            455 Business Center Drive
                                Horsham, PA 19044
                                 (215) 628-2500

                     (Name, address, including zip code, and
                                    telephone
                    number, including area code, of agent for
                                    service)

                                   COPIES TO:
            John Tobin, Esq.                         Steven J. Feder, Esq.
        Astea International Inc.                      Pepper Hamilton LLP
        455 Business Center Drive                       400 Berwyn Park
            Horsham, PA 19044                           899 Cassat Road
             (215) 628-2500                          Berwyn, PA 19312-1183
                                                        (610) 640-7800

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|. ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_| _____________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                               CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
                                        Amount to be         Proposed Maximum          Proposed Maximum         Amount of
 Title of Shares to be Registered      Registered (1)       Offering Price Per        Aggregate Offering     Registration Fee
                                                                Share (2)                 Price (1)
------------------------------------------------------------------------------------------------------------------------------
   Common Stock, $0.01 par value         2,182,500                $0.87                 $1,898,775.00            $175.00
------------------------------------------------------------------------------------------------------------------------------

         (1) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of common stock.
         (2) The price of $0.87 per share, which was the averages of the high and low prices of the Common Stock reported on the Nasdaq National Market on June 10, 2002, is set forth solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

--------------------------------------------------------------------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              Subject to Completion
                   Preliminary Prospectus dated June 13, 2002


PROSPECTUS


                                2,182,500 Shares

                                  Astea (logo)

                                  COMMON STOCK



         This prospectus relates to the resale of common stock that the selling stockholders listed on page 11 acquired in private transactions from Fallen Angel Equity Fund, L.P. We will not receive any proceeds from the sale of the shares by the selling stockholders.

         The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the common stock through public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

         Our common stock is listed on The Nasdaq National Market under the symbol "ATEA." On June 12, 2002 the last reported sale price of our common stock on The Nasdaq National Market was $0.90 per share.

         Our principal offices are located at 455 Business Center Drive, Horsham, Pennsylvania 19044, and our telephone number is (215) 628-2500.

                                 _______________

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE YOU DECIDE TO INVEST.
                                _______________


         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                The date of this Prospectus is __________, 2002.

                             ADDITIONAL INFORMATION

         This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC). This prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement. For further information about us, please see the complete registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of these documents.

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information, including the registration statement and all of its exhibits, at the following SEC public reference rooms:

     450 Fifth Street, N.W.                             Citicorp Center
        Judiciary Plaza                             500 West Madison Street
           Room 1024                                       Suite 1400
     Washington, D.C. 20549                            Chicago, IL 60661

         You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement of which this prospectus forms a part and the documents incorporated by reference that are listed below, are also available from the SEC's Web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

         We incorporate by reference the following documents that we previously filed with the SEC pursuant to the Exchange Act and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

            (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.

            (c) The description of the Company's Common Stock, $.01 par value per share, contained in the Registration Statement on Form 8-A filed under the Exchange Act and declared effective on July 26, 1995, including any amendment or report filed for the purpose of updating such description.

         We will furnish without charge to you, on request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests to Astea International Inc.,
Attention: Rick Etskovitz, Chief Financial Officer, Astea International, Inc., 455 Business Center Drive, Horsham, PA, 19044, telephone (215) 682-2500.

                                   THE COMPANY

         We develop, market and support customer relationship management (CRM) software solutions, which we license to companies that sell and service equipment, or sell and deliver professional services. Companies invest in our CRM solutions to automate sales and service business processes and thereby increase their competitive advantages, top-line revenue growth and profitability through better management of information, people, assets and cash flows. Our customers primarily are in the following industries: information technology, healthcare, industrial controls and instrumentation, retail systems, office automation, imaging systems, facilities management and telecommunications. Our customer base also includes an eclectic group of other industries, all with equipment sales and service requirements. Our focus on enterprise solutions for organizations that sell and service equipment is a unique CRM industry differentiator that draws upon our industry experience and core expertise.

         Founded in 1979, we distinguished ourselves from others in the CRM industry, largely from our historical dominance as a provider of software
solutions  for  field  service  management  and  depot  repair.   With  our  new
AllianceEnterprise CRM Suite introduced in 2001, we expanded our product portfolio to also include integrated management applications for sales and marketing, multi-channel customer contact centers, and professional services automation. AllianceEnterprise includes a variety of mobile wireless and web portal capabilities and features such as online collaboration to involve mobile employees, business partners and customers in an enterprise's more efficient management of workforce, assets and business relationships.

         We incorporated in Pennsylvania in 1979 under the name of Applied System Technologies, Inc., and in 1992, we changed our name to Astea International Inc. In May 1995, we reincorporated in Delaware. Our principal executive offices are located at 455 Business Center Drive, Horsham, PA 19044 and our telephone number is (215) 682-2500.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known by us or that we currently deem immaterial also may impair our business operations.

We have a recent history of net losses and may not achieve or maintain profitability in the future, which may cause our stock price to decline.

         We have a history of net losses. In particular, we incurred net losses of approximately $1.5 million in fiscal 2001, $4.8 million in fiscal 2000 and $3.6 million in fiscal 1999. Additionally, we incurred a net loss of approximately $294,000 during the three months ended March 31, 2002. As of March 31, 2002, we had stockholders' equity of approximately $9.8 million and an accumulated deficit of approximately $11.5 million. Moreover, we expect to continue to incur additional operating expenses resulting primarily from research and development. As a result, we will need to generate significant revenues to achieve and maintain profitability. We may not be able to achieve the necessary revenue growth or profitability on a quarterly or annual basis in the future. If we do not attain or sustain profitability in the future, we may be unable to continue our operations.

Uncertain market acceptance of AllianceEnterprise and decreased revenues from DISPATCH-1 could materially affect our operations.

         In each of 2001, 2000 and 1999, we derived more than 35%, 58%, and 72%, respectively, of our total revenues from the licensing of DISPATCH-1 and the provision of professional services in connection with the implementation, deployment and maintenance of DISPATCH-1 installations. Subsequent, rapid changes in technology have now positioned our AllianceEnterprise Suite, introduced in 2001 and which includes the AllianceEnterprise functionality, to supercede DISPATCH-1 as our flagship product. As a result, we do not anticipate or plan any sales of DISPATCH-1 to new customers. Sales to existing customers comprised 100% of DISPATCH-1 license revenue in 2001 and 2000. DISPATCH-1 revenues declined in each of the last three fiscal years and we expect that trend to continue and accelerate.

         While over 182 companies worldwide license the right to use AllianceEnterprise, revenues from sales of AllianceEnterprise alone are not yet sufficient to support our expenses. Revenues from the licensing of AllianceEnterprise and the provision of professional services in connection with the implementation, deployment and maintenance of AllianceEnterprise installations accounted for 65% of our total revenue in 2001 and 69% of our total revenue for the first quarter of 2002. Our future success will depend mainly on our ability to increase licenses of the AllianceEnterprise offerings, on developing new products and product enhancements to complement our existing product offerings, on our ability to continue support and maintenance revenues from DISPATCH-1, and on our ability to control our operating expenses. Any failure of our products to achieve or sustain market acceptance, or of us to sustain our current position in the CRM software market, would have a material adverse effect on our business and results of operations. There can be no assurance that we will be able to increase demand for AllianceEnterprise, obtain an acceptable level of support and maintenance revenues from DISPATCH-1, or to lower our expenses, thereby avoiding future losses.

We will need to continue to incur substantial expenses to develop new and enhanced versions of our products, however, these new products may not offer competitive features or be successfully marketed to our customers and prospective customers, which could hurt our competitive position.

         Our future success depends upon our ability to enhance our current products and develop and introduce new products on a timely basis that keep pace with technological developments, industry standards and the increasingly sophisticated needs of our customers, including developments within the client/server, thin-client and object-oriented computing environments. Such developments may require, from time to time, substantial capital investments by us in product development and testing. We intend to continue our commitment to research and development and our efforts to develop new products and product enhancements. Furthermore, reallocation of resources by us, such as the diversion of research and development personnel to development of a particular feature for a potential or existing customer, can delay new products and product enhancements. Some of our customers adopted our software on an incremental basis. These customers may not expand usage of our software on an enterprise-wide basis or implement new software products introduced by us. The failure of our software to perform according to customer expectations or otherwise to be deployed on an enterprise-wide basis could have a material adverse effect on our ability to collect revenues or to increase revenues from new as well as existing customers. If we are unable to develop and market new products or enhancements of existing products successfully, we may not be able to remain competitive in our industry.

We may not successfully develop new and enhanced versions of our products that meet changing customer requirements in a timely manner, which could impair our ability to maintain market acceptance and remain competitive.

         In our industry there is a continual emergence of new technologies and continual change in customer requirements. Because of the rapid pace of technological change in the application software industry, our current market position could be eroded rapidly by product advancements. In order to remain competitive, we must introduce new products or product enhancements that meet customers' requirements in a timely manner. If we are unable to do this, we may lose current and prospective customers to our competitors.

         Our application environment relies primarily on software development tools from Microsoft Corporation and PowerSoft Corporation, a subsidiary of Sybase, Inc., in the case of AllianceEnterprise, and Progress Software Corporation, in the case of DISPATCH-1. If alternative software development tools were to be designed and generally accepted by the marketplace, we could be at a competitive disadvantage relative to companies employing such alternative developmental tools.

If we do not successfully customize or implement our products for a customer, we would not be able to recognize revenues, collect amounts due or withstand legal claims by the customer.

         Certain of our clients request customization of DISPATCH-1 or AllianceEnterprise products to address unique characteristics of their businesses or computing environments. Our commitment to customization could place a burden on our client support resources or delay the delivery or installation of products which, in turn, could materially adversely affect our relationship with significant clients or otherwise adversely affect our business and results of operations. In addition, we could incur penalties or reductions in revenues for failures to develop or timely deliver new products or product enhancements under development agreements and other arrangements with customers. If our customer is not able to customize or deploy our products successfully, the customer may not complete expected product deployment, which would prevent recognition of revenues and collection of amounts due, and could result in claims against us.

Defects in our products could increase our costs, adversely affect our reputation, diminish demand for our products, and hurt our operating results.

         Our software is intended for use in enterprise-wide applications that may be critical to our customer's business. As a result, our customers and potential customers typically demand strict requirements for installation and deployment. Our software products are complex and may contain undetected errors or failures, particularly when software must be customized for a particular customer, when first introduced or when new versions are released. Although we conduct extensive product testing during product development, we have at times delayed commercial release of software until problems were corrected and, in some cases, have provided enhancements to correct errors in released software. We could, in the future, lose revenues as a result of software errors or defects. Despite testing by us and by current and potential customers, errors in our software, customizations or releases might not be detected until after initiating commercial shipments, which could result in additional costs, delays, possible damage to our reputation and could cause diminished demand for our products. This could lead to customer dissatisfaction and reduce the opportunity to renew maintenance contracts or sell new licenses.

Our primary products have a lengthy sales and implementation cycle, which makes it difficult to predict our quarterly results and may cause operating results to vary significantly.

         The sale and implementation of our products generally involve a significant commitment of resources by prospective customers. As a result, our sales process often is subject to delays associated with lengthy approval processes attendant to significant capital expenditures, definition of special customer implementation requirements, and extensive contract negotiations with the customer. Therefore, our sales cycle varies substantially from customer to customer and typically lasts between four and nine months. During this time we may devote significant time and resources to a prospective customer, including expenses associated with multiple site visits, product demonstrations and feasibility studies. We also may experience a number of significant delays over which we have no control. Because the costs associated with the sale of our products are fixed in current periods, timing differences between incurring costs and recognition of revenue associated with a particular project may result. Moreover, in the event of any downturn in any existing or potential customer's business or the economy in general, purchases of our products may be deferred or canceled.

         Furthermore, the implementation of our products typically takes several months to integrate our product with the customer's other existing systems, as well as to train the customer on using our product. A successful implementation requires a close working relationship between our customer and members of our professional service organization. These issues make it difficult to predict the quarter in which expected orders will occur. Delays in implementation of products could cause some or all of the revenues from those licenses to be shifted from the expected quarter to a subsequent quarter or quarters.

         When we have provided consulting services to implement certain larger projects, some customers have in the past delayed payment of a portion of license fees until implementation was complete and in some cases have disputed the consulting fees charged for implementation. We may experience additional delays or disputes regarding payment in the future, particularly if we receive orders for large, complex installations. Additionally, as a result of the application of the revenue recognition rules applicable to our licenses under generally accepted accounting principles, our license revenues may be recognized in periods after those in which the respective licenses were signed. We believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of future performance.

Fluctuations in our quarterly operating results may be significant and may cause our stock price to decline.

         Our quarterly operating results have in the past and may in the future vary or decrease significantly depending on factors such as:

            o  revenue from software sales;

            o  the timing of new product releases;

            o  market acceptance of new and enhanced versions of our products;

            o customer order deferrals in anticipation of enhancements or new products;

            o the size and timing of significant orders, as well as the recognition of revenue from such orders;

            o  changes in pricing policies by us and our competitors;

            o  the introduction of alternative technologies;

            o  changes in operating expenses;

            o  changes in our strategy;

            o  personnel changes;

            o  the effect of potential  acquisitions by us and our  competitors;
               and

            o  general  domestic  and   international   economic  and  political
               factors.

We have limited or no control over many of these factors. Due to all these factors, it is possible that in some future quarter our operating results will be below the expectations of public market analysts and investors. In that event, the price of our common stock will likely be adversely affected.

Our quarterly operating results and share price may fluctuate due to seasonal factors that affect the sale of our products.

         We expect to experience fluctuations in the sale of licenses for our products due to seasonal factors. We have experienced and anticipate we will continue to experience relatively lower sales in our first fiscal quarter due to patterns in capital budgeting and purchasing cycles of our current and prospective customers. We also expect that sales may decline during the summer months of our third quarter, particularly in the European markets. Moreover, we have generally recorded most of our total quarterly license revenues in the third month of the quarter, with a concentration of these revenues in the last half of that third month. This concentration of license revenues is influenced by customer tendencies to make significant capital expenditures at the end of a fiscal quarter. We expect these revenue patterns to continue for the foreseeable future. Thus, our results of operations may vary seasonally in accordance with licensing activity, and will also depend upon our recognition of revenue from such licenses from time to time. We believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

General economic conditions and terrorist attacks may reduce our revenues and harm our business.

     As our business has grown, we have become increasingly subject to the risks arising from adverse changes in domestic and global economic conditions. Because of the recent economic slowdown in the United States and in other parts of the world, many companies are delaying or reducing technology purchases and investments and similarly, our customers may delay payment for our products causing our accounts receivable to increase. In addition, terrorist attacks could further contribute to the slowdown in the economies of North America, Europe and Asia. The impact on us of this slowdown is difficult to predict, however, our revenues could decline, which would have an adverse effect on our results of operations and on our financial condition, as well as on our ability to sustain profitability.

There are many strong competitors in our industry who have been and may continue to be more successful in attracting and retaining customers, which could result in fewer customer orders, price reductions, further loss of market share and reduced gross margins.

         We compete in the CRM software market. This market is highly competitive and we expect competition in the market to increase. Our competitors include large public companies such as Oracle, PeopleSoft and Siebel, as well as traditional enterprise resource planning software providers such as SAP that are developing CRM capabilities. In addition, a number of smaller, privately-held companies generally focus only on discrete areas of the CRM software marketplace. Because there are low barriers to entry in the CRM software market, new competitors may emerge with products that are superior to our products or that achieve greater market acceptance. Moreover, the CRM industry is currently experiencing significant consolidation, as larger public companies seek to enter the CRM market through acquisitions. Current and new competitors may form alliances, make strategic acquisitions or establish other cooperative relationships among themselves, thereby enhancing their ability to compete in our market with their combined resources. Some of our existing and potential competitors have greater financial, technical, marketing and distribution resources than we do. These and other competitors pose business risks to us because:

            o  they compete for the same customers that we try to attract;

            o if we lose customers to our competitors, it may be difficult or impossible to win them back;

            o lower prices and a smaller market share could limit our revenue generating ability, reduce our gross margins and restrict our ability to become profitable or sustain profitability; and

            o they may be able to devote greater resources to more quickly respond to emerging technologies and changes in customer requirements or to the development, promotion and sales of their products.

There can be no assurance that we will be able to compete successfully against current and future competitors.

Our proprietary technology protection may not be adequate to prevent competitors from entering our markets or developing competing products, which could reduce our revenues or cause us to incur costly litigation.

         We depend heavily on proprietary technology for our business to succeed. We license our products to customers under license agreements containing, among other terms, provisions protecting against the unauthorized use, copying and transfer of the licensed program. In addition, we rely on a combination of trade secrets, copyright and trademark laws and confidentiality procedures to protect our proprietary rights in our products and technology. The legal protection is limited, however. Unauthorized parties may copy aspects of our products and obtain and use information that we believe is proprietary. Other parties may breach confidentiality agreements or other contracts they have made with us. Policing unauthorized use of our software is difficult and, while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. There can be no assurance that any of the measures taken by us will be adequate to protect our proprietary technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies. If we fail to successfully enforce our proprietary technology, our competitive position may be harmed.

         Other software providers could develop similar technology independently which may infringe our proprietary rights. We may not be able to detect infringement and may lose a competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Litigation may be necessary to enforce our proprietary rights. Such litigation is time-consuming, has an uncertain outcome and could result in substantial costs and diversion of management's attention and resources. However, if we fail to successfully enforce our proprietary rights, our competitive position may be harmed.

Third parties may claim we are infringing upon their intellectual property rights, and we could suffer significant litigation or licensing expenses or be prevented from licensing our technology.

         Substantial litigation and threats of litigation regarding intellectual property rights are common in our industry. We are not aware that our products and technologies employ technology that infringes any valid, existing proprietary rights of third parties. While there currently are no pending lawsuits against us regarding infringement of any existing patents or other intellectual property rights or any notices that we are infringing the intellectual property rights of others, third parties may assert such claims in the future. Any claims, with or without merit, could:

            o  be time consuming to defend;

            o  result in costly litigation or damage awards;

            o  divert our management's attention and resources;

            o  cause product shipment delays; or

            o require us to seek to enter into royalty or licensing agreements, which may not be available on terms acceptable to us, if at all.

A successful claim of intellectual property infringement against us or our failure or inability to license the infringed or similar technology could seriously harm our business because we would not be able to sell the impacted product without exposing ourselves to litigation risk and damages. Furthermore, redevelopment of the product so as to avoid infringement could cause us to incur significant additional expense and delay.

We depend on technology licensed to us by third parties, and the loss or inability to maintain these licenses could prevent or delay sales of our products.

         We integrate various third-party software products as components of our software. Our business would be disrupted if this software, or functional equivalents of this software, were either no longer available to us or no longer offered to us on commercially reasonable terms. In either case, we would be required to either redesign our software to function with alternate third-party software or develop these components ourselves, which would result in increased costs and could result in delays in our software shipments. Furthermore, we might be forced to limit the features available in our current or future software offerings.

If  we  fail  to  expand  our  sales  force  or  establish   relationships  with
distributors, our sales could decline.

         Historically, we sold our products through our direct sales force and a limited number of distributors (value-added resellers, system integrators and sales agents). Our ability to achieve significant revenue growth in the future will depend in large part on our success in establishing relationships with distributors and OEM partners. We are currently investing, and plan to continue to invest, significant resources to expand our domestic and international direct sales force and develop distribution relationships. Our distributors also sell or can potentially sell products offered by our competitors. There can be no assurance that we will be able to retain or attract a sufficient number of our existing or future third party distribution partners or that such partners will recommend, or continue to recommend, our products. Our inability to establish or maintain successful relationships with distributors and OEM partners or to maintain and train our direct sales force could cause our sales to decline.

We may engage in future acquisitions, which could adversely affect your investment in our common stock if we never realize any benefits from such acquisitions, which also could be expensive and time consuming.

         As part of our growth strategy, we may pursue the acquisition of businesses, technologies or products that are complementary to our business. Acquisitions involve a number of special risks that could harm our business, including the diversion of management's attention, the integration of the operations and personnel of the acquired companies, and the potential loss of key employees. In particular, the failure to maintain adequate operating and financial control systems or unexpected difficulties encountered during expansion could harm our business. Acquisitions may result in potentially dilutive issuances of equity securities, and the incurrence of debt and contingent liabilities, any of which could materially adversely affect our business and results of operations.

Our plans to expand internationally expose us to risks related to managing international operations, currency exchange rates, regulatory and other risks associated with foreign operations. We may not successfully address these risks, which could harm our operating results.

         Our international sales accounted for 33% of our revenues in 2001, 41% in 2000, and 27% in 1999. We expect that international sales will continue to be a significant component of our business. In our efforts to expand our international presence, we will face certain risks which we may not be successful in addressing. These risks include:

            o  difficulties   in   establishing   and   managing   international
               distribution channels and in translating products into foreign languages;

            o difficulties finding staff to manage foreign operations and collect accounts receivable;

            o  difficulties enforcing intellectual property rights;

            o  liability   and  financial   exposure   under  foreign  laws  and
               regulatory requirements;

            o fluctuations in the value of foreign currencies and currency exchange rates; and

            o  potentially adverse tax consequences.

Additionally, the current economic difficulties in several Asian countries, as well as other recessionary environments, could have an adverse impact on our international operations in future periods. Moreover, the currency unification in Europe may change the market for our business software. Any of these factors, if not successfully addressed, could harm our operating results.

Because we perform most of our research and development activities in Israel, potential political, economic or military instability there or in the region may harm our business and operations.

     Our principal research and development facilities are located in Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Continued political and economic instability or armed conflicts in Israel or in the region could directly harm our business and operations.

     Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility has existed in varying degrees and intensity. This state of hostility has led to security and economic problems for Israel. The future of peace efforts between Israel and its Arab neighbors, particularly in light of the recent violence and political unrest in Israel and the rest of the Middle East, remains uncertain and several countries still restrict business with Israel and Israeli companies. These restrictive laws and policies may also materially harm our operating results and financial condition.

Some of our employees are required to perform military service, and this could force them to be absent, depriving us of their services and our operations may be materially harmed.

     Many of our employees in Israel are obligated to perform annual military reserve duty in the Israeli army and are subject to being called to active duty at any time, which could adversely affect our ability to pursue our planned research and development efforts. We cannot assess the full impact of these requirements on our workforce or business and we cannot predict the effect on us of any expansion or reduction of these obligations. However, in light of the recent violence and political unrest in Israel, there is an increased risk that a number of our employees could be called to active military duty without prior notice. Our operations could be disrupted by the absence for a significant period of time of one or more of our key employees or a significant number of our other employees due to military service. Any such disruption in our operations could harm our operations.

Because our revenue is mainly generated in United States dollars and a significant portion of our expenses are incurred in new Israeli shekels, our results of operations may be materially harmed by inflation and currency fluctuations.

     We generate most of our revenues in U.S. dollars but a portion of our costs associated with our Israeli operations are in New Israeli Shekels, or NIS. We also pay some of our international-based sales and support staff in local currencies, such as the British pound sterling. As a result, we are exposed to risks to the extent that the rate of inflation in Israel or in the U.K. exceeds the rate of devaluation of the NIS or the British pound sterling in relation to the U.S. dollar or if the timing of such devaluations lag behind inflation in Israel or in the U.K. In that event, the cost of our operations in Israel and the U.K. measured in terms of U.S. dollars will increase and our U.S. dollar-measured results of operations will suffer. Historically, Israel has experienced periods of high inflation. Our results of operations also could be harmed if we are unable to guard against currency fluctuations in Israel, the U.K. or other countries in which we may employ sales or support staff in the future.

We depend on a limited number of key personnel, particularly our chief executive officer, who would be difficult to replace, and if we lose the services of these individuals or cannot hire additional qualified personnel, our business will likely be harmed.

         Our continued growth and success largely depend on the managerial and technical skills of key technical, sales and management personnel. In particular, our business and operations are substantially dependent on the performance of Zack B. Bergreen, our founder and chief executive officer. If Mr. Bergreen were to leave or become unable to perform services for us, our business would likely be harmed.

         Our success also depends, to a substantial degree, upon on our ability to attract, motivate and retain other talented and highly qualified personnel. Competition for key personnel is intense, particularly so in recent years. From time to time, we have experienced difficulty in recruiting and retaining talented and qualified employees. We may not be able to retain our key technical, sales and managerial employees or we may not be able to attract or retain other highly qualified technical, sales and managerial personnel in the future. If we fail to attract or retain enough skilled personnel, our product development efforts may be delayed, the quality of our customer service may decline and our sales may decline.

Our chief executive officer owns a significant percentage of our stock, and as a result, the trading price for our shares may be depressed and this stockholder can take actions that may be adverse to your interests.

         Currently, Zack B. Bergreen, our chief executive officer, beneficially owns approximately 47% of our outstanding common stock. As a result, Mr. Bergreen exercises significant control over us through his ability to influence the election of directors and all other matters that require action by our stockholders. Under certain circumstances, Mr. Bergreen could prevent or delay a change of control which may be favored by a significant portion of our other stockholders, or cause a change of control not favored by the majority of our other stockholders. Mr. Bergreen's ability under certain circumstances to influence, cause or delay a change in control also may have an adverse effect on the market price of our common stock.

We expect the price of our common stock to be volatile.

         The market price of our common stock has in the past been, and may continue to be, subject to significant fluctuations in response to, and may be adversely affected by, variations in quarterly operating results, changes in earnings estimates by analysts, developments in the software industry, and adverse earnings or other financial announcements of our customers as well as other factors. In addition, the stock market can experience extreme price and volume fluctuations from time to time which may bear no meaningful relationship to our performance. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may result in material adverse effects on the market price of our common stock.

Our charter documents, and Delaware law, may inhibit a takeover or change in control and this may reduce the market price of our common stock.

         Our Certificate of Incorporation and By-Laws contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of our common stock, including provisions that allow the Board of Directors to take into account a number of non-economic factors, such as the social, legal and other effects upon employees, suppliers, customers and creditors, when evaluating offers for our acquisition. Such provisions could limit the price that investors might be willing to pay in the future for our shares of common stock. The Board of Directors is authorized to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with voting, conversion and other rights and preferences that may be superior to our common stock and that could adversely affect the voting power or other rights of our holders of common stock. The issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal.

If we are unable to comply with Nasdaq's continued listing requirements, our common stock could be delisted from the Nasdaq National Market.

         Our common stock trades on The Nasdaq National Market, which has certain compliance requirements for continued listing of common stock, including a series of financial tests relating to shareholder equity, public float, number of market makers and shareholders, and maintaining a minimum bid price per share for our common stock. The result of delisting from The Nasdaq National Market could be a reduction in the liquidity of any investment in our common stock and a material adverse effect on the price of our common stock. Delisting could reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they could have done in the past. This lack of liquidity would make it more difficult for us to raise capital in the future. Although we are working to comply with all continued listing requirements of Nasdaq, there can be no assurance that we will be able to satisfy such requirements.

         Our common stock must maintain a minimum bid price of $1.00 per share in order to remain eligible for continued listing on The Nasdaq National Market. On April 25, 2002, the staff of The Nasdaq Stock Market, Inc. notified us that the closing bid price for our common stock had been below $1.00 per share for a period of thirty consecutive days, taking us out of compliance with the minimum bid price requirements. The staff advised us that we would be given a period of ninety days (i.e. until July 24, 2002) within which to comply with the minimum bid price requirement in order to maintain our listing on The Nasdaq National Market. We, subject to staff discretion, can regain compliance during this grace period by maintaining a closing bid price at or above $1.00 for at least 10 consecutive trading days. If we are unable to regain compliance for the National Market, we have the option, subject to staff approval, of transferring to The Nasdaq SmallCap Market, where we would be permitted additional time to remedy a bid price deficiency, while remaining eligible for National Market reinstatement.

         We must also meet Nasdaq's new criteria, effective November 1, 2002, of a minimum shareholder equity of $10,000,000 for continued National Market listing. Our current shareholder's equity as of March 31, 2002 is $9,797,000, so a failure to regain profitability this year would result in being out of compliance with National Market requirements and could result in delisting or a transfer to The Nasdaq SmallCap Market.

Our stock could become subject to penny stock rules, which may make it more difficult for you to sell your shares.

          The Securities and Exchange Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, these rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market. Disclosure is also required to be made about current quotations for the securities and about commissions payable to both the broker-dealer and the registered representative. Finally, broker-dealers must send monthly statements to purchasers of penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The foregoing penny stock restrictions will not apply to our shares of common stock if: (1) they continue to be listed on The Nasdaq National Market; (2) certain price and volume information is publicly available about our shares on a current and continuing basis; and (3) we meet certain minimum net tangible assets or average revenue criteria. Our common stock may not continue to qualify for an exemption from the penny stock restrictions. If our shares of common stock were subject to the rules on penny stocks, the liquidity of our common stock would be severely harmed.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Because we want to provide you with meaningful and useful information, this prospectus contains, and incorporates by reference, certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "may," "will," "should," "could" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under the caption "Risk Factors" and elsewhere in this prospectus and the documents incorporated by reference, which could cause our actual results, performance or achievements for 2002 and beyond to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling stockholders of our common stock. The selling stockholders will receive all of the net proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

         On May 17, 2002, the selling stockholders purchased the shares of common stock listed below from Fallen Angel Equity Fund, L.P., in private transactions. The following table sets forth, to our knowledge, certain information regarding the beneficial ownership of the shares of common stock by the selling stockholders as of May 24, 2002. Except as described below, none of the selling stockholders has held a position or office with, or has otherwise had a material relationship with us, within the past three years. We prepared this table based on the information supplied to us by the selling stockholders named in the table. Beneficial ownership is calculated based upon SEC requirements and is not necessarily indicative of beneficial ownership for any other purpose. The table is based on 14,601,530 shares of our common stock outstanding as of May 24, 2002. See "Plan of Distribution."

                                                 Shares                                            Shares
                                            Beneficially Owned           Number of            Beneficially Owned
                                             Prior to Offering             Shares               After Offering
   Name of Selling Stockholder           Number         Percentage     Being Offered        Number          Percentage
--------------------------------------------------------------------------------------------------------------------
Stephen J. Wilson (1)                     50,000               *            50,000             0                --
Ben  Lichtenberg   custodian  for         75,000               *            75,000             0                --
Daniel Lichtenberg UGMA PA (1)
Wayne R. Horne (1)                       370,250            2.5%           370,250             0                --
Nico P. Pronk (1)                        373,750            2.6%           370,250         3,500                *
Erik M. Moquist (1)                       19,000               *            17,000         2,000                *
Becker Limited Partnership               140,000               *           140,000             0                --
DiBenedetto Limited Partnership          100,000               *           100,000             0                --
DLK Limited Partnership                   40,000               *            40,000             0                --
Daniel Louis Kaufman Limited
Partnership                              240,000            1.6%           240,000             0                --
Havener Worden Limited
Partnership                              225,000            1.5%           225,000             0                --
Hostetler Limited Partnership            100,000               *           100,000             0                --
MMH, LP                                   80,000               *            80,000             0                --
Ogham Holdings LP                        150,000            1.0%           150,000             0                --
WFC Limited Partnership                   40,000               *            40,000             0                --
Andrew Worden                             65,000               *            65,000             0                --
Neolina Lopatkina                        120,000               *           120,000             0                --

________________________
* Indicates that the percentage is less than one percent.
(1) Principals and/or employees (and/or family members) of Noble International Investments, Inc., a financial advisory firm that we engaged to provide us with certain advisory and investment banking services. In connection with this engagement, we are obligated to provide Noble International Investments, Inc. with an option to purchase up to 125,000 shares of our common stock, which vest on a specified schedule. Noble helped complete the private transactions between the selling stockholders and Fallen Angel Equity Fund, L.P. Noble did not receive any payment from us in connection with these transactions.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes partners, pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift, partnership distribution or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

         The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

            o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

            o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

            o one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o an over-the-counter distribution in accordance with the rules of The Nasdaq National Market; and

            o  in privately negotiated transactions.

         In connection with distributions of the shares or otherwise, the selling stockholders may:

            o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

            o sell the shares short and redeliver the shares to close out such short positions;

            o enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

            o pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

         In addition, the selling stockholders may sell all or a portion of the shares that qualify for sale pursuant to Rule 144 and 145 of the Securities Act, as amended, under Rule 144 or 145 rather than pursuant to this prospectus.

         Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, we will distribute a prospectus supplement that will set forth:

            o  the number of shares being offered;

            o the terms of the offering, including the name of any underwriter, dealer or agent;

            o  the purchase price paid by any underwriter;

            o  any discount, commission and other underwriter compensation;

            o any discount, commission or concession allowed or reallowed or paid to any dealer; and

            o  the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to the registration statement, or (ii) the first anniversary of the effective date of this prospectus, plus any periods during which the selling stockholders were not permitted to sell the shares covered by this prospectus.

         All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us, subject to reimbursement from the selling stockholders of an aggregate amount of $35,000. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

                                  LEGAL MATTERS

         For the purposes of this offering, John Tobin, our general counsel, is giving his opinion on the validity of the shares and certain legal matters. Mr. Tobin currently holds options to purchase 100,000 shares of our common stock at an average strike price of $0.97, of which 28,125 shares are currently vested.

                                     EXPERTS

         The financial statements have been audited by BDO Seidman, LLP, independent public accountants, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon authority of said firm as experts in auditing and accounting.

         The financial statements have been audited by Arthur Andersen, LLP, independent public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon authority of said firm as experts in auditing and accounting.

No Consent from Arthur Andersen LLP

         We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to its being named in this prospectus and to incorporation by reference in this prospectus of their report on our financial statements for the fiscal years ended December 31, 2000 and 1999, as required by the Securities Act of 1933, as amended (the "Securities Act"). Therefore, in reliance on Rule 437a promulgated under the Securities Act, we have dispensed with the requirement to file with the registration statement, of which this prospectus is a part, a written consent from Arthur Andersen LLP. As a result, your ability to assert claims against Arthur Andersen LLP may be limited. Since we have not been able to obtain the written consent of Arthur Andersen LLP, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in such report or financial statements or any omissions to state a material fact required to be stated therein.

TABLE OF CONTENTS

                                                            Page
                                                            ----
Additional Information                                         1
Incorporation of Certain Information by Reference              1
The Company                                                    2
Risk Factors                                                   2
Special Note Regarding Forward-Looking Statements             10
Use of Proceeds                                               10
Selling Stockholders                                          10
Plan of Distribution                                          11
Legal Matters                                                 13
Experts                                                       13

                                2,182,500 Shares


                            ASTEA INTERNATIONAL INC.

                                  COMMON STOCK





                                   PROSPECTUS






                              ______________, 2002

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         Our estimated expenses payable by us in connection with the issuance and distribution of the securities being registered are estimated (except for the SEC registration) as listed below.

         SEC Registration Fee                                 $   175.00
         Legal Fees and Expenses                              $25,000.00
         Accounting Fees and Expenses                         $ 6,000.00
         Miscellaneous                                        $ 8,325.00
         Total                                                $35,000.00


         While we bear ultimate responsibility for all the expenses shown above, the selling stockholders shall reimburse us for such expenses up to an aggregate total of $35,000. Additionally, the selling stockholders will pay any applicable underwriting discounts, commissions and expenses.

         Item 15. Indemnification of Directors and Officers.

         As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the company or its stockholders, (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (d) for any transaction from which the director derives an improper personal benefit. In addition, the Company's By-laws provide for indemnification of the Company's officer and directors to the fullest extent permitted under Delaware law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officer or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in Securities Act and is therefore unenforceable.

         The Company maintains directors and officers liability insurance for the benefit of its directors and officers.

Item 16. Exhibits

(a)  Exhibits:

Exhibit No. Description

 5.1*       Opinion of  John Tobin, General Counsel
10.1*       Registration  Rights Agreement,  dated as of May 14, 2002, among the
            Company and the Selling Stockholders
23.1*       Consent of BDO Seidman LLP
23.2*       Consent of John Tobin, General Counsel (included in Exhibit 5.1)
24.1*       Power of Attorney (see page II-4)
_____________
* Filed herewith.

Item 17. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania, on June 13, 2002.

                                   ASTEA INTERNATIONAL INC.

                                       By:  /s/ Zack B. Bergreen
                                            ------------------------------------
                                            Zack B. Bergreen
                                            Chairman of the Board, President and
                                            Chief Executive Officer


                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of Astea International Inc., hereby severally constitute and appoint Zack B. Bergreen and Rick Etskovitz, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally to do all things in our names and on our behalf in such capacities to enable Astea International Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                            Title(s)                             Date

/s/ Zack B. Bergreen       Chairman of the Board, President and Chief    June 13, 2002
------------------------   Executive Officer (Principal Executive
Zack B. Bergreen           Officer)



/s/ Rick Etskovitz         Vice President and Chief Financial Officer    June 13, 2002
------------------------   (Principal Financial and Accounting Officer)
Rick Etskovitz


/s/ Adrian Peters          Director                                      June 13, 2002
------------------------
Adrian Peters


/s/ Isidore Sobkowski      Director                                      June 13, 2002
------------------------
Isidore Sobkowski